Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
February 17, 2017

Thank you, Steve and good morning everyone.

Yesterday, we announced our results for the fourth quarter of 2016. For the quarter, the Company reported revenues of more than $1.1 billion and earnings per share of $0.44 compared to revenues of more than $1.5 billion and EPS of $1.30 for the fourth quarter of 2015. The quarterly results were slightly ahead of the expectations that we had previously provided, as most of our businesses performed well during the quarter, given the market conditions.

In the fourth quarter, as expected, we did not sell any portfolios of leased railcars. This impacted our year-over-year results as $480 million in sales of leased railcars during the same quarter in 2015 generated $0.58 of EPS.

For the full year 2016, we generated revenues of almost $4.6 billion and EPS of $2.25 compared to record revenues and EPS of $6.4 billion and $5.08 in 2015. During 2015, our EPS included $1.45 of earnings from the sale of leased railcars compared to $0.21 in 2016.

On a year-over-year basis, for both the fourth quarter and full year, the decline in our results reflect volume reductions in our rail and barge manufacturing businesses, changes in product mix, a lower level of sales of leased railcars, and ongoing uncertainty in the industrial economy.

During 2016, we continued to invest in our railcar lease fleet, our manufacturing operations and our corporate infrastructure, as well as continuing to return capital to our shareholders.

During the fourth quarter, we invested in new railcars for our wholly-owned lease fleet with a value of $280 million, bringing our year-to-date total to just over $1 billion. The net cash investment in our wholly-owned fleet totaled $719 million in 2016, after taking into account $172 million of sales of leased railcars during the year and the corresponding deferred profit on railcars added to our lease fleet.

Investing in leased railcars has been an effective means for deploying our capital.  The short-term yield on leased railcars is attractive compared to other cash investment options, and our investments in leased railcars are potential sources of liquidity that enhance our financial flexibility.  The valuations of portfolios of leased railcars and railcar leasing operating platforms recently obtained in the market underscore the value of the investments we have made in this business.

During the fourth quarter, we invested $33 million in capital expenditures across our manufacturing businesses and at the corporate level, bringing the full-year investment total to $134 million.

During 2016, we paid $67 million in dividends and repurchased $35 million of our common stock for a total of more than $100 million. No share repurchase activity occurred during the fourth quarter, leaving us with $215 million of available authorization to repurchase shares through the end of 2017.

Our balance sheet is very strong with a high level of liquidity. At the end of the year, our cash, cash equivalents and short-term marketable securities totaled $800 million, essentially off-setting the recourse debt on our balance sheet. Available committed credit capacity under our $600 million corporate revolver and our $1 billion leasing warehouse facility totaled $1.3 billion at year-end, net of outstandings. Combined with cash instruments, our available liquidity position was $2.1 billion.

At year-end, we owned more than $2.4 billion of unencumbered leased railcars, bringing the loan-to-value on our wholly-owned lease fleet to 22%. This level of loan-to-value is low for a stand-alone leasing business and provides a very high level of financial flexibility to package these assets into a Railcar Investment Vehicle, sell them in the secondary market, or use them to support a secured financing. This flexibility is a key asset in the current economic environment.

Now, I will move to our guidance for 2017.

In our press release yesterday, we provided full year 2017 earnings guidance of $1.00 to $1.35 that now includes profit from the sales of leased railcars. Previously, in October, we provided first half 2017 earnings guidance of $0.45 to $0.60 for our operations that did not include any sales of leased railcars. We still expect our operations earnings to be within this range for the first half, but anticipate the level of EPS from operations to be lower in the second half of the year.

We anticipate total Company revenues, excluding sales of leased railcars, of approximately $3.4 billion in 2017.

Our full-year EPS guidance includes the following corporate-level assumptions:
•A tax rate of approximately 36%;
•Corporate expenses of between $130 million and $140 million;
•A reduction of three cents per share due to the two-class method of accounting, compared to calculating Trinity’s EPS directly from the face of the income statement;
•A reduction of two cents per share due to our non-controlling interest in the partially-owned lease fleet; and
•Dilution from the convertible notes of one cent per share, based on the current stock price.

As Steve mentioned, we expect our Rail Group to deliver 14,000 to 15,000 railcars in 2017. We expect Rail Group revenues of approximately $1.6 billion during 2017 with an operating margin of 8%, reflecting lower pricing of the railcars in our backlog due to market conditions as well as the product mix.

In 2017, we expect to eliminate $480 million of the Rail Group’s revenues due to sales to our leasing company. We expect to defer $55 million of operating profit from these sales. These revenue eliminations and profit deferrals result from the accounting treatment of sales from our railcar manufacturing company to our railcar leasing company.

We project Energy Equipment Group revenues of approximately $1 billion with an operating margin of 10% for the full year.

We anticipate revenues of $520 million for our Construction Products Group in 2017 with an operating margin of 14%.

For the Inland Barge Group, we expect revenues of $210 million and operating margin of 4% in 2017, both down substantially year-over-year. As Bill mentioned, overall demand conditions in the barge business are at historically weak levels, and we have optimized our footprint accordingly. Our remaining two facilities have high levels of operating flexibility and can respond quickly should market demand shift.

In 2017, we expect our Leasing Group to record operating revenues, excluding sales of leased railcars, of $710 million with profit from operations of $295 million.

Our current full year guidance includes sales of leased railcars of $300 million to $400 million. We do not expect any of these sales to occur in the first quarter. The profit from these sales is incorporated into our EPS guidance range. As previously noted, we are balancing the long-term returns generated by retaining leased railcars in our wholly-owned fleet with the returns achievable through portfolio sales. The earnings and cash flow that our leased railcars generate while in our fleet are especially beneficial during down cycles in the industrial economy.

In terms of investment during 2017, we expect manufacturing and corporate capital expenditures in the range of $100 million to $140 million. We anticipate a net investment in our wholly-owned lease fleet of between $140 million and $240 million, after taking into account the proceeds from sales of leased railcars. This guidance range includes a modest level of opportunistic purchases of railcars in the secondary market.

As we indicated in our press release yesterday, actual results in 2017 may differ from present expectations and could be impacted by a number of factors including, among others, the “Risk Factors” and “Forward-Looking Statements” as disclosed in our 10-K.

We have historically built high cash balances and liquidity during strong markets so we can operate from a position of strength during economic downturns. Our current balance sheet reflects that focus, and we are actively seeking ways to enhance shareholder value through our investments as we pursue our vision of being a premier diversified industrial company.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --